Exhibit 99.1

Park City Group, Inc.

Fourth Quarter 2015 Earnings Call

September 14, 2015

Park City Group, Inc. – Fourth Quarter 2015 Earnings Call, September 14, 2015

C O R P O R A T E   P A R T I C I P A N T S

Dave Mossberg, Investor Relations, Three Part Advisors, LLC

Randy Fields, Chairman and Chief Executive Officer

Ed Clissold, Chief Financial Officer

C O N F E R E N C E   C A L L   P A R T I C I P A N T S

Steve Bell (phon), Private Investor

P R E S E N T A T I O N

Operator:

Good day, and welcome to the Park City Group Fourth Quarter 2015 Earnings Call.  Today's conference is being recorded.

At this time, I’d like to turn the conference over to David Mossberg, Investor Relations for Park City Group.  Please go ahead, sir.

Dave Mossberg:

Thank you, Angela.  I want to remind everybody, before we begin, we will be referring to today's earnings release, which can be downloaded from the Investor Relations page of the Company's website, at parkcitygroup.com.

Also, this conference call could contain forward-looking statements about Park City Group within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that are not historical fact.  Such forward-looking statements are based upon the current belief and expectation of Park City Group's Management and are subject to risks and uncertainties, which could cause actual result to differ from the forward-looking statements.  Such risks are more fully discussed in the Company's filings with the Securities and Exchange Commission.  The information set forth herein should be considered in light of such risks.  Park City Group does not assume any obligation to update the information contained in this conference call.

Throughout today's conference call, we may be referring to both GAAP and non-GAAP financial results, including the terms free cash flow, EBITDA, Adjusted EBITDA, net debt, net income/loss, and earnings per share, which are non-GAAP terms.  We believe these non-GAAP terms are useful financial measure for our Company primarily because of the significant non-cash charges in our operating statement.  There is a reconciliation of non-GAAP results in our earnings release and on the Investor Relations section of the website.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Park City Group, Inc. – Fourth Quarter 2015 Earnings Call, September 14, 2015

Our speakers today will be Randy Fields, Park City Group's Chairman and CEO; and Ed Clissold, Park City Group's CFO.  Ed?

Ed Clissold:

Thanks, Dave.  Good afternoon everyone, and thank you for joining us on the call today.  My remarks will cover our consolidated operating results for our fiscal fourth quarter and year ended June 30.  I will also comment on certain cash flow and balance sheet items, and then I'll turn the call over to Randy for his comments.

I will begin my comments by discussing revenue trends.  We achieved record annual revenue growth for fiscal 2015, with fiscal fourth quarter's total revenue growing 13%, and a 14% increase for the full year.  Importantly, fourth quarter subscription revenue grew 18%, to $2.9 million, driving a 16% increase for the full year.  It's worth noting, because we are accounting for ReposiTrak on an unconsolidated basis in our fiscal 2015 result, the main driver of this growth was an acceleration in our supply chain subscription services, which grew 22% in the fourth quarter, as we suggested it would, resulting in a 19% increase for the full year.

Looking forward to fiscal 2016, we expect overall revenue growth to continue to accelerate.  Moreover, we expect to see sequential growth in total revenues in each of the quarters of the year.  Importantly, we expect to generate even more significant year-over-year growth in pro forma revenues after accounting for the acquisition of ReposiTrak.

That being said, I want to highlight some changes in how we will be thinking about revenues going forward.  First, we'll be accounting for ReposiTrak on a consolidated basis going forward.  As a result, we will report consolidated and pro forma comparisons for the next year.  In our view, the pro forma comparisons will give better insight into the actual growth of our combined businesses.

Second, we are going to end the distinction between total revenue and subscription revenue.  Over the past couple of years, as we've transitioned to a SaaS sales model, we asked you to focus on the growth of our subscription revenue as a measure of our success.  Now, we are essentially done with this transition, and subscription revenue accounted for over 80% of total revenues in fiscal 2015, and will be over 90% in fiscal 2016.

I urge everyone to look at the table at the end of today's release for a pro forma of financials for Park City Group, as if we had owned ReposiTrak for each of the quarters of 2015.

Now, with respect to operating expenses and profitability, fourth quarter operating expenses were $5.9 million, up 65% year-over-year.  For the full year, operating expenses were $13.6 million, an increase of 14% from fiscal 2014.  However, both numbers include a one-time non-cash charge of $1.5 million in the fourth quarter to write-down the carrying value of intangible assets acquired six years ago.  Excluding this charge, operating expenses increased 23% in the fourth quarter, and 12% for the year, mostly related to marketing expenses and compensation.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Park City Group, Inc. – Fourth Quarter 2015 Earnings Call, September 14, 2015

At the end of June, our headcount was unchanged at 68.  GAAP net loss to common shareholders was $6.6 million or $0.38 per share in fiscal 2015, compared to a net loss of $3.1 million or $0.19 per share, the year before.  Higher losses were largely due to non-cash charges of $2.1 million related to the restructuring of our Series B Preferred Stock in the third quarter, and the aforementioned $1.5 million write-down of intangibles in the fourth quarter.

We reported positive net income for fiscal 2015 on a non-GAAP basis, which excludes these and other non-cash expenses.  Fiscal 2015 non-GAAP net income increased to $259,000 or $0.01 per share, versus a net loss of $926,000 or $0.05 per share, last year.

Looking forward to fiscal 2016, excluding one-time charges from the comparison, we expect operating expenses to be relatively flat with 2015.  As a result, with the anticipated contribution from revenue growth, we expect to report positive GAAP net income in fiscal 2016.

Now, on to the balance sheet, our balance sheet is significantly stronger.  At the end of fiscal 2015, we had $11.3 million in cash, up from $3.4 million at the end of the prior year.  We generated $1.7 million in free cash flow in fiscal 2015, and completed an offering of common stock of 573,000 shares in the fourth quarter, which raised $6.7 million in net proceeds, and broadened our institutional ownership.

Looking forward to fiscal 2016, we expect cash balances to continue to grow, as free cash flow turned positive in the latter half of fiscal 2015, and should grow significantly in fiscal 2016.  As of June 30, 2015, our diluted share count was 20.3 million shares, versus 18.3 million shares at the end of last year.  The increase in the diluted share count is related to 873,000 shares of unregistered common stock that were issued for the ReposiTrak transaction, 573,000 shares that were issued in the common stock offering during the fourth quarter, 120,000 shares of common stock issued in a private placement during the second quarter, and the remaining from employee equity compensation.

That concludes my review of the financials for the fiscal fourth quarter and year.  I'll now turn the call over to Randy.

Randy Fields:

Ed, thank you.  Appreciate everybody taking time this afternoon.  Happy New Year to those of you for whom it is.  Okay, I'm going to spend a few minutes talking about last year.

Last year in our view was a very important year because it represented the transition from an old way of doing business.  We'll think of it as the old Park City Group to the new Park City Group.

Most importantly, after some number of years of doing this, we have completed the transition from a licensing company to a SaaS company.  Last year, something in excess of 80% of our revenue came from software-as-a-service, and in the year that we're in, we think that number will exceed 90%.  Perhaps even a little bit more than 95%.  So we are a SaaS company.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Park City Group, Inc. – Fourth Quarter 2015 Earnings Call, September 14, 2015

So the difficult transition has certainly been an interesting one.  We appreciate your forbearance while we've been going through it.  But obviously the benefit to our customers and to ourselves are extraordinary.  Last year, we constantly focused on our customers' successes, you know that that's core to how we think about our business.  The supply chain revenue, as a result, grew 22% in the fourth quarter, and as Ed mentioned 19% for the full year.  Each of the last several years we've wanted to see the growth rate of that core business continue to accelerate, and it has, largely because we're doing for our customers what they would like done.  We're helping them to sell more, stock less, and see everything.

Second accomplishment last year, really, was taking ReposiTrak beyond what you would call a proof of concept.  Awareness has been building steadily over the year.  We're adding new hubs, we're adding new wholesalers.  Now, we're starting to focus on retailers.  From what we see, the pace of new connections continues to accelerate.

We completed the acquisition of ReposiTrak on June 30.  It was sooner, and we certainly think well below the market perception of the level of dilution that it was going to take than many of you would've expected.  Going forward, consolidating ReposiTrak will more accurately reflect the underlying economic performance of the Company.  We think it positions us for an extraordinary few years looking forward.

As we anticipated, by the way, ReposiTrak began to pay down its notes prior to the acquisition, and certainly paid down several hundred thousand dollars on that note that was payable to Park City Group.

As we suggested, the second half of the year became cash flow positive.  We certainly have strengthened our balance sheet, even to a greater extent than we set as an objective.  If you remember, we wanted to end the year with $10 million of cash on the balance sheet.  Thanks to the secondary, and free cash flow, etc., we ended the year with $11.3 million of cash.  It did in fact exceed what the goal was.

Now, that's enough about last year.  How about this year?  Let's look forward, and see what we think.  The outlook is for us, internally as a company, very, very, very exciting.  There's several things that we think are leading Management to have this view of the next year, and the out years, we're certainly seeing an accelerated activity in ReposiTrak.  I think we're going to have a good likelihood of fully capitalizing on what is clearly a tremendous opportunity in food safety.

But in addition, we think we now can see, and we announced our transition to this last year.  We think we can now find a way to connect the ReposiTrak customers to our supply chain management ability.  Ultimately, in the long run, the connection between those two enables our annual subscription price, our ASP, to go up.  It enables us to move customers, from simply being ReposiTrak customers, to our full supply chain suite of applications.  We think this is a very important development and this year we expect to see an expansion of those capabilities.

So having said that, there's certainly some initiatives in 2016 that I think are worthy of your following, and certainly represent our focus.  The growth rate of our supply chain business, we believe, will continue to accelerate.  The growth rate this year, we believe, will be higher than last year.  All of that really is based on the fact that we're having—and we publish these case studies now ever couple of weeks.  We are enabling our customers, and there is nothing more important to us, we are enabling our customer to sell more, stock less, and see everything.  It's a brand promise.  We're keeping that promise, and it's enabling us to expand our footprint with our, both existing customers, and with new customers.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Park City Group, Inc. – Fourth Quarter 2015 Earnings Call, September 14, 2015

Secondly, we expect ReposiTrak to contribute materially to our overall growth and profitability this year.  We're confident that ReposiTrak is in fact a big thing.  If you remember a couple of years ago, when in a conference call I announced that as part of a regular conference call, that we were entering in the food safety business.  For those of you who were on the call, you probably remember my saying about the business and this opportunity.  It's either a big deal or it's nothing.  Well, I think we can say for sure, it's a big deal.

So we're seeing our inbound phone calls increasing.  Our pipeline is growing.  The number of new hubs that we’re signing up is increasing.  We are seeing a lot more waking up amongst retailers.  So we would expect that the pace of connections will continue to accelerate throughout the coming year.

The focus of ReposiTrak really is - think of it as almost a mantra, get more connections.  The reason is it's a network effect.  The most important thing to us is the more people who are on the network the easier it is to get other people to join the network.  It really is a network effect phenomenon.  We're proud of the several thousands of connections that we have today, but this is going to be an incredible year with additions to that basic customer set.  It's critical to remember though, please, please, please keep in mind that the Management Team it is obsessed with our customers' success.  We are absolutely obsessed with it.

In supply chain, the mantra is sell more, stock less, see everything, and with ReposiTrak its helped them  become safer and more compliant.  So the fact is that's the glue that holds all of this together, and it is the constraint on our growth.  It will remain so long as your existing Management Team is here.  It will remain the constraint on growth.

Finally in terms of strategies and initiatives for the year, we are going to show way, way stronger financial results in 2016.  We see positive trends in both of our businesses from a revenue and cost perspective, and we expect to show impressive growth on a pro forma basis, and with the operating expenses expected to be relatively flat, we think we will generate positive GAAP net income and a significant increase in free cash flow in 2016.  That is very important to our customers.  That's why we strengthened our balance sheet last year with a secondary offering.  The truth of the matter is we now have a balance sheet ReposiTrak that our customers will see, they want confidence that we are capable financially of being here for the long term.  So it's important that this year that we generate profitability, and we’re quite confident that we will.

A little bit about the supply chain business, our supply chain management business generated really solid results last year.  Subscription revenue growth accelerated year-over-year as we said it would.  We're adding new customers, doing more business with existing customers, but again our focus is on our customers’ success.

I would pay attention although they're not directed to Wall Street; they're really directed to our industry.  We do publish case study.  Often they are absolutely true.  We want the world to know that we can produce the ability to sell more, stock less, see everything, and do that and we're constantly reminding our customers in the market that we can.

I won't go through the four, five, or six, but there are numerous case studies that show that we have efficacy when we engage with the customer.  So that's an important part of our vision of the business and it's why the business continues to accelerate its growth.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Park City Group, Inc. – Fourth Quarter 2015 Earnings Call, September 14, 2015

We would expect the supply chain business again to increase this year and at a faster rate than last year.  Two reasons, it's not just the new customers, and it's not just the addition of other categories of merchandise with our existing customers, but we also have a couple of interesting initiatives that I'll speak to in a minute.  But a couple of initiatives that we think could broadly expand our offering.

In the first respect, what we’re seeing in our new categories from our existing customer, a couple of examples, we’re beginning to do some work in other forms of specialty glasses.  We’ve always worked in the area of reader glasses, now we’re doing other kinds of glasses.  We just started doing some beginning work in cosmetics, in particular with hair care.  So I think you’re going see the categories in which we work continue to expand.  Mostly, those categories are carried by virtually all of our retail hubs, which creates a significant opportunity.

But in the second respect, in terms of additional alliances and initiatives, and I’m going to be ambiguous here deliberately.  We see some interesting changes coming to the DFB (phon) industry as a whole, the people who deliver product directly to supermarkets, and drugstores, and convenience store.  We think as that industry struggles for finding more a economic way of doing it that there’s application on a broad basis with the use of our technology as center point.  So I really don't want to say more about that, but during the course of this year, we’ll be doing some pilots and experimental work.  I'll keep you informed as to how that experimental work is going, but we anticipate that it's as effective as we think it could be.  It certainly substantially expands our market opportunity.

On the ReposiTrak, from a regulatory perspective, we are there.  The Food Safety Modernization Act was the most significant change in regulation in the food industry in the last 70 years.  The increase in tort litigation has created a huge potential liability for industry participants.  Civil and criminal responsibility for compliance under FISMA is we think sort of like Sarbanes-Oxley comes to the FDA.  The Justice Department has specifically issued a warning to the industry that they will aggressively pursue a criminal liability lawsuit to make sure that people keep the food supply chain safe.  So the government, can you imagine this, can you imagine, the government is on our side.  Wow.  Wow.

So this was the month when the regulations that have been percolating up through the system over the last several years since the law was enacted, this is when they began to take effect and be finalized.  The total body of these regulations will roll out over the next four years, but in an interesting way for us.  Each year, the size of the participant and the supply chain that’s regulated will move down, meaning, the biggest ones in year one, next biggest year’s two, and so on, and so forth.  So if you think of it as a pyramid, in each of the next several years more and more of the supply chain are going to be in the regulatory net.  So in each of the next several years as we scale up, we are facing a broader and broader, rather than a smaller and smaller market opportunity; very exciting for us.  We couldn't have written the legislation frankly any better ourselves to ensure that we had a great opportunity ahead.

So from where we sit, we don't see any potential legislative changes or legal challenges that could delay the implementation, the law is the law, and the government seems intent on aggressive enforcement.  Some of the attributes that we have to make it interesting, ReposiTrak we believe is really is uniquely positioned to address these changes in regulations.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Park City Group, Inc. – Fourth Quarter 2015 Earnings Call, September 14, 2015

We have several characteristics that cause us to believe that.  First and most important it actually works.  Remember, our focus always as a company is on the success of our customers.  Well, we have those successes already in ReposiTrak.  In terms of efficacy, what we find is that there’s usually at least something out of compliance, about 76% of the time, when someone gets on ReposiTrak.  Within five or six months of working with them, we’re able to get that down into the low 20's.  In other words, those are great victories.  It actually works.  That's in the long run, the best defense we have against the competition.  We improved compliance.

But we also have more than just compliance management.  In fact, this year and in the long run this has very interesting financial implications.  We separated the charge from compliance management in track and trace.  We really broke into two pieces.  The net result is it makes it easier for adoption right now, and in the long run as track and trace becomes a more important of people's problem scope, we will be able to get higher ASPs as they adopt the second piece of our technology.

So we’re the one-stop shop.  Our customers are focused, as you would expect, on the highest risk parts of their supply chain, which tend to be smaller suppliers.  These are the people who may not have all of the food safety systems, the processes in place.  So our customers are relatively small, and I think over the next several years, it will continue to be that way.  It means that our ability to help our hubs if you will, retailers and wholesalers, protect themselves goes up, because they are helping us to focus them on the riskiest part of their supply chain.  Because we’re really low cost for suppliers to adopt, and because we have a cloud-based architecture and a SaaS business model, we’re inexpensive, we’re easy, we’re easy to use, we’re constantly getting feedback from our customers and working with our customers to keep improving the technology to make it easier to use and more effective for them.

The fact is there’s no capital investment required.  There’s no difficulty in onboarding.  So the reality is we’ve now built a really highly scalable model.  So that coupled with the endorsements we have from large trade associations like the Food Marketing Institute and the Wholesale Trade Association, ROFDA, I’m very confident not just of ReposiTrak's technical and sales scalability, but its broad-based adoption.

So as we look to this year, I think you're going to see accelerated connections that we've certainly met our goal last year of getting 2,000 connections.  We did that several months ahead of plan.  We actually got to about 2,500 at the end of the year, and that was after adding nearly 700 connections in the fourth quarter.  So as of two weeks ago, we had 3,000, and we now expect 6,000 new connections for fiscal 2016, for a total of 8,500.  So in two years, we will have gone from zip to 8,500, that I’m so proud of the Team, I can't describe it.  I mean this is—they’re doing a fabulous job at doing this.

Now, remember, though our quarterly onboarding rates will continue to vary quarter-to-quarter because there’s going to be some seasonality in the business.  The fourth calendar quarter of the year, around Christmas, is almost obviously always going to be a slower quarter than other quarters.  In a sense we're sort of backend loaded, you will always see more connections in the second half of the year than in the first half.  So do keep that in mind.

Our pipeline is growing.  We have a few more wholesalers that we expect to add in the next six months, and we’re beginning to see a lot more interest from retailers.  We've got a couple of retailers signed up.  We expect another couple of retailers during the next few months.  But I think you'll see a significant number of retailers join the system here in the course of this fiscal year.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Park City Group, Inc. – Fourth Quarter 2015 Earnings Call, September 14, 2015

Now, in addition, I want to be cautious how I say this, but in the course of this fiscal year, we will be attempting to engage Park City Group and ReposiTrak in pilot of our technology in two new industries.  I mentioned the one in the previous conference call, and that's in pharma.  We definitely want to try ReposiTrak in the pharma industry.  There is a legal and compelling set of reasons, if you will, why it should be done.  We’re sure technically we can do it.  We just don't know whether we can drive adoption rapidly, and with efficacy as we can in other areas.  But we’re going to try something in pharma.  That's not very far out.  Watch this space.  You'll see an announcement once we've got that in place.

We’re going to do the same thing in food service.  Food service, we think is an interesting area.  Not a week goes by when you don't read about food poisoning at some restaurant or fast food or QSR place.  So we think there’s a very interesting opportunity for us to expand what we’re doing from retail food into food service.  So our goal this year—and you know we always talk in terms of goals, we don't do formal guidance, we try and talk in terms of goals, and those of you who’ve been around for a while know we put goals out there.  We’re not sandbagging.  We really think those are good goals.  But we have a goal this year of doing at least pilot to experiment in both pharma and food service.  They both have significant size, and scale, and scope.  We’re quite confident that our technology will work, but that's different than could we be successful there.  So as time goes on we’re going to explore those.  It takes some resource and focus obviously to do that, but it's in our budget, it's in our plan, we're going to do it.  I’ll keep you informed as to how we progress that as we move through those two new great opportunities.

Interestingly, we continue to see more interest than we ever imagined from the down chain supplier.  In other words, if you remember, originally the idea would be that wholesalers and retailers would like the system and they would strongly encourage their suppliers to supply them directly to participate in ReposiTrak.  But what we've seen is a number of the suppliers who themselves have dozens, and in one case, thousands of suppliers who are now using ReposiTrak, call and say, “Wow, this is really a neat system.  Could we use this for our supply chain?”  We've been very surprised that that's been happening, and it's beginning to drive adoption and potentially is very large.  It drives down our ASP obviously because we charge them less.  But it drives adoption through the chain.  Again, because this is a network effect, the more people, the more connections that we have in ReposiTrak, the more attractive ReposiTrak is to get adopted.  So it's a virtuous cycle.  We think it's very exciting that people are calling us to participate in ReposiTrak rather than being nagged by us.

Another initiative for this year, and it's a big one and important to us in the long run, is our focus on driving a linkage from ReposiTrak back to our supply chain capabilities.  This is the supplier portal that we’ve been working on.

In the log run, it drives up our ASP, and in the long run it creates that connection self-implemented, that's important to remember, self-implemented between ReposiTrak and our core business of supply chain.  So to that end, we’re developing what we call the supplier portal.  It’ll be an easy place for suppliers to self sign-up with ReposiTrak, upload their compliance materials, begin track and trace, and then we’re going to present these guys, these suppliers, with a whole host of interesting services from our supply chain business.

We think they’ll find these compelling where they will self sign-up and we now have really developed the framework for a roadmap for developing the portal.  We’ll be testing this over this next year or two.  We have one customer using it now, we anticipate more by the end of fiscal '16.  But to me, it's one of the most important initiatives that we have going because it connects these two businesses.

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Park City Group, Inc. – Fourth Quarter 2015 Earnings Call, September 14, 2015

So let summarize the key things for this year, kind of what we expect.  ReposiTrak is going to add 6,000 connections this year.  That's a 300% increase with the goal from last year.  But based on our current pipeline and my expectations of an extremely strong team that we’ve got to be able to execute against this, and at the same time, and at the same time help our customers become more complaint.  That's the gate.  As long as we can do that, then I’m comfortable that we should be able to get that 6,000 connection goal achieved for the year.

You’re going to see total revenue growth accelerate on a reported basis and pro forma basis this will be even more impressive.  This’ll be driven by continued acceleration and growth rate of our supply chain management business.  ReposiTrak is going to become a very material contributor to our total revenue, and to our total profitability.  We’re not only going to see acceleration in our revenue, but very importantly from our customers' perspective, we will generate positive net GAAP income and significant free cash flow in 2016.

So I think with this year's growth in revenue, I think you’re going to see the operating leverage that we've talked about in our business; it’ll become much more apparent.  So, in summary, fiscal 2015 was a heck of a year.  Imagine Randy saying, "Heck of a year." It doesn't sound like me.  You can tell this is scripted.  In any event, in 2015—the guy who wrote the script is laughing, over to my right.  In sum, 2015 was a heck of a year for the Company, and I expect 2016 will be significantly better.  So that's that.  Now some questions.

Dave Mossberg:

Angela, can you…

Operator:

Ladies and gentlemen, if you’d like to ask a question, please signal by pressing star, one on your telephone keypad.  If you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Again, press star, one to ask a question.  We’ll pause for just a moment to assemble the queue.

Again, ladies and gentlemen, if you’d like to ask a question, please press star, one at this time.  Star, one.

We’ll take a question from Steve Bell (phon), Private Investor.

Steve Bell:

Great quarter, Randy.

Randy Fields:

Thanks.

Steve Bell:

I hear you mentioned—are you seeing any competition out there yet, I mean I know we’ve not seen anything forever.  Is there anything looking that way?

ViaVid has made considerable efforts to provide an accurate transcription, there may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

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Park City Group, Inc. – Fourth Quarter 2015 Earnings Call, September 14, 2015

Randy Fields:

Well, we always have—look, there’s a million—I want to be careful how I say this.  There’s never one way to do something, right?  There’s always multiple ways, and therefore there are multiple ways to do the different things that we do.  In our supplier chain business there's hundreds of competitors.  I don't know of anybody that does what we do end-to-end, and that's part of our value.

Steve Bell:

There's nobody out there that's agnostic as to hardware or software like you are, right?

Randy Fields:

Right, exactly.  Yes, there's people who install software—I mean, I think we have almost everything that's attractive to select us, including our pricing, frankly.  So we rarely lose in either business to somebody that you would say is a competitor.  I do believe, however, and I think we should keep our eye on this, that our biggest competitor on the food safety side are going to be people, companies, retailers, wholesalers doing this themselves.  At the beginning of a service, people always think, oh, I can do this.  Honestly, it's not good for the industry, because when a—if 50 retailers develop their own systems, here's the problem, it means suppliers have to conform to 50 different systems.  That put (inaudible)

Steve Bell:

Reminds me of Transora and WWRE and UCCnet, and all of that, years ago.

Randy Fields:

Exactly, and what that does, Steve, as I know you all know…

Steve Bell:

Oh, is there any of those surviving?  I mean, there’s GS1, but (inaudible)

Randy Fields:

Yes.  Look, there’s…

Steve Bell:

… work out very well for them.

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Park City Group, Inc. – Fourth Quarter 2015 Earnings Call, September 14, 2015

Randy Fields:

Yes.  There are several standards organizations, but the more things there are like around food safety as we do it, the more cost it imposes on the supply chain.  So as we found with one of our key services years ago, it was very interesting.  Several retailers thought they could do it on their own and one by one the people who were doing it on their own turned it over to us.  Because remember, our economic proposition to a retailer is we absolutely can do this kind of stuff cheaper than they can, and because with the broad-based platform, we already have a significant percentage of their supply chain on the system. Why wouldn't they?

So our biggest competitor going forward will be people doing it themselves, our internal word for it is, roll-your-own.  So there will be a roll-your-own competitor out there.  But this is—we’re in such a good position with the endorsements we have, with the technology we have, with the team we have, with the pricing we have.  Honestly, we’re in such a good position.  If we screw this up, it's us.  A competitor isn't going to hurt us.  We will hurt ourselves, which is why we’re so fixated on helping our customers to be successful with any of our technology.  That's our risk, is screwing that part up.  Good question.

Steve Bell:

Okay, thank you, Randy.  I'll step aside, and let somebody else ask a question.

Randy Fields:

Thanks, Steve.

Operator:

Seeing that we have no other questions at this time, ladies and gentlemen, I will now go ahead and conclude today's conference.  We thank you for your participation.  You may now disconnect.

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